Exhibit 10.12

EXECUTION COPY

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made, entered into by and between Renovacor, Inc., a Delaware corporation (the “Company”), and Magdalene Cook (the “Executive”), dated May 17th, 2021. The Agreement becomes effective upon the closing (the “Closing”) of the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger by and among the Chardan Healthcare Acquisition 2 Corp. (“CHAQ”), CHAQ2 Merger Sub, Inc., and the Company dated March 22, 2021 (the “Merger Agreement”). The Closing date is also referred to in this Agreement as the “Effective Date.” For the avoidance of doubt, if the Closing does not occur, this Agreement shall be void ab initio, and the Original Employment Agreement shall remain in effect in accordance with its terms.

WHEREAS, the Executive possesses certain experience and expertise that qualifies her to provide the direction and leadership required by the Company;

WHEREAS, the Company desires to employ the Executive as a senior executive of the Company and the Executive wishes to accept such employment;

WHEREAS, the Executive and the Company entered into an Employment Agreement dated August 8, 2019 (the “Original Employment Agreement”) and concurrently with the execution of the Original Employment Agreement, the Executive executed the Company’s standard Proprietary Information and Inventions Agreement (the “Inventions Agreement”); and

WHEREAS, upon becoming effective, this Agreement amends and restates the Original Employment Agreement in its entirety, but the Inventions Agreement remains in effect in accordance with its terms.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.	Position and Duties.

(a) Effective as of the Effective Date, the Executive will remain employed by the Company, on a full-time basis, as its President and Chief Executive Officer, and will report to the Board of Directors of CHAQ as the surviving company on the Effective Date (the “Board”). In addition, while employed by the Company as its Chief Executive Officer, the Company will use its commercially reasonable efforts to cause Executive to be nominated to serve as a director of the Company or one or more of the Company’s Affiliates, without further compensation.

(b) The Executive agrees to perform the duties of her position and such other duties as may reasonably be assigned to the Executive from time to time. The Executive also agrees that, while employed by the Company, she will devote her full business time and her best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of her duties and responsibilities for them, provided that nothing in this subsection (b) shall prevent the Executive from (i) engaging in additional activities in connection with personal investments and community affairs, including, without limitation, serving on civic or charitable boards, or (ii) serving on up to two (2) for-profit boards, so long as such activities do not, individually or in the aggregate, violate Section 3 of this Agreement, or materially interfere with the Executive’s duties under this Agreement.

(c) The Executive agrees that, while employed by the Company, she will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to her position, as in effect from time to time.

2. Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:

(a) Base Salary. The Company will pay the Executive a base salary at the rate of $540,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Board in its sole discretion (as may be increased, from time to time, the “Base Salary”).

(b) Bonuses; Additional Compensation. The Executive will be eligible to receive bonuses and awards of equity and non-equity compensation and to participate in annual and long-term compensation plans of the Company in accordance with any plan or decision that the Board may in its sole discretion determine from time to time consistent with the executive compensation program established by the Board for the Company’s senior executives. Unless the Board determines otherwise (which discretion shall not reduce the target bonus percentage of Base Salary), the Executive’s target annual cash bonus shall equal 50% of Base Salary. The actual amount of the annual cash bonus earned will be determined by the Board based on performance against goals as established by the Board in its discretion, which may include Company and/or individual financial, strategic, and other goals and milestones. The annual cash bonus, to the extent earned, will be paid at the time determined under the annual cash program established for the year, generally expected to be no later than the 15th day of the third month after the end of the applicable fiscal year.

(c) Transaction Incentives. In recognition of the Executive’s efforts in support of the Closing of the transactions contemplated by the Merger Agreement, the Executive will be eligible for the following additional incentive compensation provided that Closing occurs prior to September 22, 2021.

(i) Transaction Bonus. The Executive will be eligible to receive a cash bonus (the “Transaction Bonus”) upon the Closing in the gross amount of $225,000 payable in a single cash payment within thirty (30) days following the Closing.

(ii) Equity True-up. Within thirty (30) days after the Closing, the compensation committee of the board of directors of CHAQ, as the surviving company (the “Post-Close Compensation Committee”), shall make an equity award to the Executive under the Chardan Healthcare Acquisition 2 Corp. 2021 Omnibus Incentive Plan (“Post-Close Equity Plan”) designed to align the Executive with the 50th percentile of CEO equity ownership holdings of CEOs in the Company’s peer group (the “True-Up Equity Award”). The Post-Close Compensation Committee shall determine all of the relevant terms and conditions of the award, including number of shares, form (e.g., restricted stock, restricted stock units, stock options, etc.), vesting conditions (e.g., time-vesting, performance-vesting, etc.), treatment on termination of employment, etc., all subject to the terms and conditions of the Post-Close Equity Plan.

(d) Participation in Employee Benefit Plans. The Executive will be eligible, consistent with applicable tax rules, to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan).

The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law. The Company may at any time amend or terminate any employee benefit plan at any time.

(e) Vacations. In addition to holidays observed by the Company, the Executive will be entitled to four (4) weeks of vacation leave in accordance with the applicable policies of the Company and its Affiliates as in effect from time to time. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.

(f) Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of her duties and responsibilities for the Company, subject to Company travel policies approved by the Board, including any maximum annual limit and other restrictions on such expenses and such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit. In addition, the Company shall pay, or the Executive shall be reimbursed for, the Executive’s reasonable legal fees incurred in negotiating and drafting this Agreement, which amounts will be paid no later than 30 days after an invoice for such legal services has been furnished to the Company (and in no event later than December 31, 2021), and which shall not exceed $15,000 in the aggregate.

(g) Withholding/Taxes. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law. The Executive shall be solely responsible for any and all taxes that may result from any payment or benefit provided to Executive under this Agreement.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of the Executive’s employment with the Company and its Affiliates, the Executive has learned and will continue to learn of Confidential Information, and has developed and will continue to develop Confidential Information on behalf of the Company and its Affiliates. The Executive agrees that she will not use or disclose to any Person (except as required by applicable law or for the proper performance of her regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to her employment or any other association with the Company or any of its Affiliates. The Executive agrees that this restriction will continue to apply after her employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if she unlawfully accesses trade secrets by unauthorized means.

(b) Restricted Activities. The Executive agrees that the following restrictions on her activities during and after her employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(i) While the Executive is employed by the Company and during the one-year period following termination of the Executive’s employment for any reason (collectively, the “Restricted Period”), the Executive will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in, or undertake any planning to engage in, the business of establishing, marketing, managing and/or operating any business engaged in developing, marketing, selling or otherwise distributing any BAG-3 technology (the “Business”) anywhere in the world.

(ii) During the Restricted Period, the Executive will not, directly or indirectly, solicit for hiring or engagement, hire, or engage any employee or independent contractor of the Company or any of its Affiliates, or seek to persuade any such employee or independent contractor to discontinue or modify his, her or its relationship with the Company or any of its Affiliates, provided that (a) the Executive shall not be restricted from making a general solicitation for employees or independent contractors that is not directed at any such person and (b) nothing in this Section 3(b)(ii) will prohibit the solicitation or hiring of any individual who is no longer employed by the Company or its Affiliates at the time of such solicitation or hiring and has not been so employed during the six (6)-month period prior to such solicitation or hiring.

(iii) During the Restricted Period, the Executive will not, directly or indirectly, in any way intentionally interfere with the relationship between the Company or any of its Affiliates and any customer, distributor, vendor or business partner, or prospective customer, distributor, vendor or business partner, of the Company or any of its Affiliates, provided that soliciting or engaging in business with the Company’s or any of its Affiliates’ customers, distributors, vendors or business partners in connection with business permitted during the Restricted Period under Section 3(b)(i) shall not be deemed to violate this Section 3(b)(iii) solely by reason thereof. This Section 3(b)(iii) shall in no way limit the provisions of Section 3(b)(i).

(c) Subject to applicable law, while the Executive is employed by the Company and thereafter, the Executive agrees that she will not disparage the Company or any of its Affiliates and the Company agrees that it shall direct the members of the Board to not disparage the Executive to any third parties.

(d) In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 3. The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that the Company would not have entered into this Agreement without the covenants set forth in this Section 3. The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder should a court of competent jurisdiction determine that the Executive has, in fact, breached his obligations hereunder and thus deems the Company the prevailing party in any such action. The Executive further agrees that the Restricted Period, as applicable, shall be tolled, and shall not run, during the period of any breach by the Executive of any of the covenants contained in this Section 3. The Executive and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of the

Executive’s employment or other relationship with the Company or any of its Affiliates, shall operate to excuse the Executive from the performance of her obligations under this Section 3.

4. Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a) By the Company For Cause. The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) the Executive’s material failure to perform (other than by reason of disability), or substantial negligence in the performance of, the Executive’s duties and responsibilities to the Company or any of its Affiliates; (ii) the Executive’s material breach of this Agreement or any other agreement between the Executive and the Company or any of its Affiliates; (iii) the Executive’s commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) other conduct by the Executive that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates. Notwithstanding the foregoing, the Company shall provide the Executive with a notice of termination with respect to any termination for Cause under Section 4(a)(i), (ii) and (iv), and, if the conduct giving rise to a termination for Cause is reasonably capable of cure, such notice shall provide a cure period of thirty (30) calendar days for the Executive to cure any defect or failure, provided, however, that the Company shall not be obligated to provide offer the Executive the opportunity to cure conduct giving rise to a termination for Cause on more than one occasion.

(b) By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon notice to the Executive.

(c) By the Executive Without Good Reason. The Executive may terminate her employment at any time upon thirty (30) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof.

(d) Termination by the Executive With Good Reason. The Executive may resign from employment under this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events (without Executive’s consent);

(i) a material adverse change in Executive’s functions, duties or responsibilities with the Company which change would cause Executive’s position to become one of materially lesser responsibility, importance, or scope;

(ii) transfer of the Company’s principal work location to a location substantially outside the region from the greater Philadelphia metropolitan area to the greater Boston metropolitan area;

(iii) a material diminution in the Executive’s compensation or benefits without the express written consent of the Executive, other than an across-the-board reduction in compensation levels that applies to all senior executives generally; or

(iv) a material breach of this Agreement by the Company, including without limitation a breach by the Company of the provisions of Section 6 below (regarding the Executive’s right to work remotely).

Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (a)

Executive shall have given written notice of such events to the Company within 60 days after the initial occurrence thereof, (b) the Company shall have failed to cure the condition constituting Good Reason within 30 days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (c) Executive terminates employment within 30 days after expiration of such cure period.

(e) Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. Subject to applicable state and federal law, the Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during her employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of her duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a non-consecutive one hundred eighty (180) days during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that she is unable to perform substantially all of her duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Board’s good faith determination of the issue shall be binding on the Executive solely for purposes of this Agreement.

5. Other Matters Related to Termination.

(a) Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of her employment, through the date her employment terminates, including any accrued but unused vacation time, and (ii) reimbursement, in accordance with Section 2(f) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date her employment terminates, provided that the Executive submits all expenses and supporting documentation required within thirty (30) days of the date her employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(ii), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination or such earlier time as may be required by law. In addition, in case of termination of employment for any reason other than by action of the Company for Cause or by action of the Executive without Good Reason, Final Compensation shall include the amount of any earned bonus from the previous calendar year that has not been paid, which will be paid to the Executive within thirty (30) days following the date of termination. Vesting of outstanding equity awards or other long-term incentives in connection with the Executive’s termination of employment shall be governed by the terms of the applicable incentive plan and award agreements.

(b) Severance Payments Outside of a Protected Period. In the event of any termination of the Executive’s employment pursuant to Section 4(b), 4(d) or 4(e) above other than during a Protected Period, the Company will pay the Executive, in addition to Final Compensation, the following amounts: (i) the Base Salary for a period of twelve (12) months following the date of termination (the “Severance Payments”), provided that the Severance Payments shall be paid in a single cash payment if triggered by the Executive’s death; (ii) a cash bonus for the year of termination equal to the target bonus for the year, prorated based on the number of days in the year through the termination date (the “Pro-Rated Bonus”); and (iii) a cash lump-sum payment equal to twelve (12) times the amount of one month of COBRA premiums based on the terms of Company’s group health plan and the Executive’s coverage under such plan as of the termination date (regardless of any COBRA election actually made by the Executive or the actual COBRA coverage period under the Company’s group health plan) (the “COBRA Payment”).

(c) Severance Payments During a Protected Period. In the event of any termination of the Executive’s employment pursuant to Section 4(b), 4(d) or 4(e) above during a Protected Period, the Company will pay the Executive, in addition to Final Compensation, the amounts provided in Section 5(b), except that (i) the Severance Payments shall be based on eighteen (18) months of Base Salary and shall be payable in a single cash payment as provided in Section 5(d), and (ii) the COBRA Payment shall be based on eighteen (18) months of COBRA premiums.

(d) Conditions To And Timing Of Severance Payments. Any obligation of the Company to provide the Executive the Severance Payments, the Pro-Rated Bonus and the COBRA Payment is conditioned on her signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms (including standard carve-outs from the release, such as for vested benefits and indemnification claims) in the form provided to the Executive by the Company at the time that the Executive’s employment terminates (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Any Severance Payments to which the Executive is entitled under Section 5(b) (other than due to the Executive’s death) will be payable in the form of salary continuation in accordance with the normal payroll practices of the Company. The first installment of the Severance Payments will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination. The Pro-Rated Bonus, the COBRA Payment, any Severance Payments payable under Section 5(b) upon the Executive’s death, and any Severance Payments to which the Executive is entitled under Section 5(c) will be made in a single cash payment on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates (and in no event later than March 15 of the year following the year in which the termination of employment occurs). For any payments due in connection with the Executive’s death, payments shall be made to the Executive’s estate, which must provide the Company with the required release of claims.

(e) Benefits Termination. Except for any right the Executive may have under the federal law known as “COBRA” or other applicable law to continue participation in the Company’s group health and dental plans at her cost, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of her employment, without regard to any payment to the Executive following termination of her employment, and the Executive shall not be eligible to earn vacation or other paid time off following the termination of her employment.

(f) Return of Property. Upon any termination of the Executive’s employment hereunder, the Executive shall immediately either destroy or deliver to the Company at the direction of the Company (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information (in hard copy, in e-mails, or on removable or other drives or media), that refers, relates or otherwise pertains to the Company or any Affiliate (or business dealings thereof) that are in the Executive’s possession, subject to the Executive’s control or held by the Executive for others; and (ii) all property or equipment that the Executive has been issued by the Company or any Affiliate during the course of her employment or property or equipment thereof that the Executive otherwise possesses, including any computers, cellular phones, PDAs, pagers and other devices. The Executive acknowledges that she is not authorized to retain or use any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any Affiliate. The Executive further agrees that the Executive will immediately forward to the Company (and thereafter use reasonable efforts to destroy any hard copy and electronic copies thereof) any business information relating to the Company or any Affiliate that has been or is inadvertently directed to the Executive following the Executive’s last day of employment.

(g) Mitigation Not Required. The Executive shall not be required to mitigate the amount of any payment or benefit which is to be paid or provided by the Company pursuant to this Section 5. Any remuneration received by the Executive from a third party following termination of employment shall not apply to reduce the Company’s obligations to make payments or provide benefits hereunder.

(h) D&O Insurance, and Indemnification. Through at least the sixth anniversary of the Executive’s termination date, the Company shall maintain coverage for the Executive as a named insured on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Executive with at least the same corporate indemnification as it provides to other senior executives. For the avoidance of doubt, nothing in this Agreement shall supersede any rights that the Executive may have to indemnification under the Company’s charter or bylaws.

(i) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation certain of the Executive’s obligations under Section 3 of this Agreement. The obligation of the Company to make payments to the Executive under Sections 5(b) and (c), and the Executive’s right to retain the same, are expressly conditioned upon her continued full performance of her obligations under Section 3 of this Agreement. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other hereunder shall cease, except as otherwise expressly provided in this Agreement.

6. Work Location. Regardless of the physical location(s) of the Company, Executive may work remotely at her discretion. Executive is not required to be physically present at the Company’s office(s) for any set number of days per week or per month.

7. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment arising under this Agreement, including but not limited to consequences related to Section 409A of the Code. In no event shall the Company or any of its Affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code.

8. Adjustments to Payments.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Executive received all of the Payments. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

(b) All determinations required to be made under this Section, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the “change in control of the

Company” (within the meaning of Sections 280G and 4999 of the Code) to which the Payments relate, Employer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

9. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means CHAQ, including all persons and entities directly or indirectly controlling, controlled by or under common control with CHAQ, where control may be by management authority, equity interest or otherwise.

“Change in Control” means a “Change in Control” as defined under the Post-Close Equity

Plan as in effect from time to time, provided that, for the avoidance of doubt, the Merger shall not be a Change in Control for purposes of this Agreement.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through the Executive’s breach of her obligations under this Agreement or any other agreement between the Executive and the Company or any of its Affiliates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

“Protected Period” means the period beginning on the date of a Change in Control and ending on the second anniversary of that date.

10. Prior Employment or Engagements. The Executive represents and warrants to the Company that the Executive is under no contractual obligation to refrain from working for a competitor of any prior employer or other party. Nonetheless, during any prior employment or consulting engagement, the Executive may have had access to trade secrets or proprietary information of another party that may continue to be of value to such other party. That information remains the property of such other party. Consequently, the Executive shall not disclose any other party’s trade secrets or proprietary information to anyone within the Company, or use those trade secrets or proprietary information in the course of performing services on behalf of the Company.

11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

13. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at her last known address on the books of the Company or, in the case of the Company, at its principal place of business, to the attention of the Board of Directors, or to such other address as any Party may specify by notice to the other actually received.

14. Entire Agreement. This Agreement and the Inventions Agreement, together with any applicable award agreement(s) under the Post-Close Equity Plan for the True-Up Equity Award, are the sole agreements between Executive and the Company with respect to Executive’s employment with the Company and the services to be performed hereunder and supersede all prior agreements and understandings with respect to such employment and services, whether oral or written. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by the Company, with approval of the Board.

16. Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

18. Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws principles thereof. The Company and the Executive hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the city or county where the Company maintains its principle executive offices within the Commonwealth of Pennsylvania for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement. TO THE EXTENT NOT PROHIBITED

BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT TO ANY CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT SHE HAS BEEN INFORMED BY THE COMPANY THAT THIS SECTION 18 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. EXECUTIVE VOLUNTARILY MAKES THIS WAIVER WITH A FULL UNDERSTANDING OF ITS EFFECT AND ACKNOWLEDGES THAT SHE REMAINS ABLE TO FULLY VINDICATE ANY AND ALL RIGHTS.

19. 280G Vote. Notwithstanding any provision herein to the contrary, the effectiveness of this Agreement is expressly conditioned on the compensation arrangements set forth herein, including without limitation the Base Salary set forth in Section 2(a), the target annual cash bonus set forth in Section 2(b), the Transaction Bonus and True-Up Equity Award set forth in Section 2(c), and the payments upon termination of employment set forth in Sections 5(b) and 5(c), being first approved by the shareholders of the Company in a manner that satisfies the shareholder approval requirements of Q&A-6(a)(2)(ii) and Q&A-7 of Treas. Reg. 1.280G-1, which such approval must be obtained before the Closing. If such shareholder approval is not obtained, this Agreement shall be void ab initio and the Original Employment Agreement shall remain in effect.

[Signature page immediately follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	RENOVACOR, INC.

/s/ Magdalene Cook	By:	/s/ Thomas Needham
Magdalene Cook		Name: Thomas Needham
Title: Chairman of the Board

[Signature Page to Employment Agreement]